AMENDED AND RESTATED



                   DEVELOPMENT AND COMMERCIAL SUPPLY AGREEMENT



                                     between



                             PHARMACIA & UPJOHN CO.



                                       and

                          MIRAVANT MEDICAL TECHNOLOGIES





                                  June 8, 1998

                              AMENDED AND RESTATED

                   DEVELOPMENT AND COMMERCIAL SUPPLY CONTRACT



     THIS AGREEMENT, effective as of June 8, 1998 (the "Effective Date"), by and among PHARMACIA & UPJOHN CO., a Delaware corporation having a place of business in Clayton, North Carolina ("P&U"); and MIRAVANT MEDICAL TECHNOLOGIES, a Delaware corporation having its principal place of business in Santa Barbara, California ("Miravant").

                              W I T N E S S E T H:

     WHEREAS, P&U (successor by merger to Pharmacia, Inc.) and Miravant (f/k/a PDT, Inc.) entered into a Development and Commercial Supply Agreement as of August 31, 1994 (the "Original Supply Agreement"), to develop and manufacture a certain emulsion product;

     WHEREAS, the development of this emulsion product is nearly complete and, in anticipation of entering the commercial manufacturing phase, the parties desire to make certain amendments to the Original Agreement;

     WHEREAS, P&U plans to transfer its production facility in Clayton, N.C., and, in anticipation of such transfer, the parties desire to make further amendments, and the parties have therefore agreed to amend and restate the Original Agreement in its entirety as set forth below;

                  NOW, THEREFORE, the parties agree as follows:

SECTION 1. -  DEFINITIONS

     1.1 Definitions. The terms set forth in Exhibit 1 shall have the indicated meanings for purposes of this Agreement.


SECTION  2. -  DEVELOPMENT WORK

     2.1 Description. As part of the Development Work, P&U will, in accordance with applicable GLP/GMP requirements for injectibles, use commercially reasonable efforts to: (a) perform such additional formulation work as the parties shall agree to perform, (b) produce stability lots and supplies of Emulsions containing the Agent for use in the preclinical and clinical studies,
(c) establish quality assurance, cleaning and manufacturing procedures for the manufacture of the Emulsions and the Product in accordance with GMP and the Specifications, (d) perform process scale-up for regulatory filing and commercial distribution, and (e) obtain such engineering and other services as may be required to enable P&U to comply with applicable environmental laws in the manufacture of Emulsions containing the Agent. Miravant (or its Affiliates or licensees) will conduct all preclinical and clinical studies.

     2.2 Efforts of the Parties. Both parties shall use commercially reasonable efforts in carrying out their roles. The foregoing notwithstanding, the parties acknowledge that no assurance can be given that the Products can be developed, or that, if developed, such Products will have commercial utility or that FDA regulatory approval can be obtained.

     2.3 Location. Except as otherwise provided in Section 5.4, all Development Work to be performed by P&U under this Agreement shall be performed at P&U's research and development facilities or its plant in Clayton, North Carolina ("Clayton Facility").

     2.4 Development Work Data Collection. P&U shall maintain records and retain samples of all raw materials and Emulsions and the Product, including all FDA-required records and samples, in accordance with FDA requirements and in sufficient detail and in good scientific and patent manner as will properly reflect all work done and results achieved in the performance of the Development Work. Except to the extent disclosing P&U Technology, all Data produced, generated or procured by P&U or its employees during the Development Work (including Development Work done prior to the Effective Date) shall be owned by and shall be Proprietary Information of Miravant. Upon the reasonable request of Miravant, (a) Miravant may examine and review such Data at reasonable times, and
(b) P&U shall deliver to Miravant copies of such Data. P&U shall not be required to retain any Data or samples beyond the later of ***** from the date of completion of the Development Work or the period for which applicable FDA regulations require such Data and samples to be retained.

***** Confidential Treatment Requested

     2.5 Regulatory Filings; Drug Master File. P&U will provide Miravant, at Miravant's request, with all chemistry, manufacturing and controls information required to be submitted in an IND, NDA or amendment or supplement thereto, except such information described on Exhibit 5 (the "DMF Information") The DMF Information shall not be submitted to Miravant, but all such information shall be submitted in a drug master file ("DMF") prepared and promptly submitted by P&U. In respect to such DMF:

          (c)  the  contents  and  format  shall  comply  with   applicable  FDA
     requirements, including 21 C.F.R. ss.314.420 (or, if appropriate, the equivalent government authority in the applicable country);

          (d) P&U shall maintain such DMF in a current status at all times, and Miravant shall be informed of the making of all changes to the DMF in accordance with applicable FDA regulations and guidelines;

          (e) P&U shall authorize Miravant to cross reference any information contained in such DMF in connection with Miravant's submittal of the IND, NDA or amendment or supplement thereto for use with Product manufactured by P&U or under the licenses expressly granted to Miravant hereunder; and

          (f) a letter authorizing Miravant to cross-reference the DMF will be submitted to the FDA on behalf of Miravant by P&U.

All FDA filing or user fees associated with the IND, NDA, DMF or amendments or supplements thereto shall be borne by Miravant.

     2.6 Quality Assurance; Access to P&U Technology.

          (a) Product Testing. P&U shall assume responsibility for all quality assurance testing, including raw material testing, in-process control testing and final product release testing, in connection with the Emulsions and the Product in accordance with all applicable FDA regulations. Miravant shall have the right to also have an independent, qualified laboratory perform such testing periodically when Miravant deems it necessary to do so. Subject to appropriate confidentiality undertakings, P&U agrees to disclose to such third party such analytical methods and product specifications as may be required to conduct such testing.

          (b) Inspection Rights. To assure satisfaction with the applicable quality control procedures in connection with the Development Work and commercial production of the Product, upon reasonable prior notice, and at reasonable times with a representative of P&U present, P&U shall permit Miravant or its representatives to periodically review P&U's quality control procedures and records. To the extent reasonably required to comply with GLP/GMP requirements or to the extent a review of such records is not adequate to assure satisfaction with such quality control requirements, Miravant's regulatory personnel may visit P&U's production facility upon reasonable prior notice. Such visits shall be conducted in a reasonable manner and shall be limited to the equipment, records or production area relating to P&U's performance under this Agreement. In addition to the foregoing rights, Miravant shall have the right to inspect and audit such facilities for compliance with GMP requirements. Miravant shall provide P&U at least five (5) days notice of its intention to conduct such inspection and audit, and such inspection and audit shall in no way interfere with the manufacturing, packaging or control of the Product or any other products. None of the foregoing rights shall apply to the DMF Information, to which Miravant may have access solely as provided in Section 2.5(d) below.

          (c) Site Visit Restrictions. Miravant personnel shall observe all safety regulations of P&U when on P&U's premises. Miravant acknowledges that P&U considers that such facility (including its equipment and manner of use) embodies Proprietary Information, all of which shall be subject to the provisions of Section 10 below. To the extent any such inspection or audit cannot be reasonably performed due to the unavoidable observance of confidential information of any third party which has imposed restrictions on P&U's disclosure of such information, the parties shall determine in good faith alternative procedures to assure compliance with GMP requirements (including using an independent third party).

          (d) Access to P&U Technology. Notwithstanding anything to the contrary in this Agreement, Miravant shall not have access to or the right to use:
     (a) any P&U Technology described in subsection (a) of the definition of P&U Technology (Paragraph 1.20 of Exhibit 1); and (b) except as otherwise expressly provided in this Agreement, any other P&U Technology. To the extent Miravant needs to review P&U Emulsion Technology not otherwise available to it under this Agreement to confirm that an Emulsion or the Product is manufactured in accordance with all applicable GMP requirements and Product Specifications, P&U shall disclose such information as is required to comply with such requirements to an independent third party consultant selected by Miravant and to which P&U does not reasonably object. Such consultant shall be directed not to submit any report or other information to Miravant prior to providing P&U an opportunity to review such information and expunge any of P&U's Proprietary Information embodying P&U Technology. P&U shall complete promptly its review of such reports and other information. To the extent Miravant's chief medical officer reasonably requires to review any expunged P&U Technology to assure the safety of an Emulsion or the Product or to assure that an Emulsion or Product is manufactured in accordance with all applicable GMP requirements and Product Specifications, and notifies P&U of such requirement, P&U shall allow only such individual to review the original version of such reports solely for such purpose.

SECTION 3. - DEVELOPMENT WORK MANAGEMENT

     3.1 Project Leaders. The parties designate the following individuals as their respective Project Leaders:

                  For P&U:              Lynn Collins-Gold

                  For Miravant:         Jan Guerrero

The Project Leaders (and their staffs) shall meet at least once each calendar quarter, or from time to time as agreed by the parties, to exchange scientific information and progress reports summarizing the Development Work completed, the results obtained during that quarter and the Development Work expected to be performed in the next quarter. Either party may change its Project Leader upon prior notice to the other party.

     3.2 Administrative Responsibility. The technical personnel and other representatives at any time furnished by either party to the other or otherwise performing services pursuant to this Agreement shall at all times remain the employees or representatives of the party furnishing such personnel. Except as otherwise expressly provided in Section 4 below, each party shall be responsible for and shall pay all salaries, living allowances, insurance coverages, traveling expenses, any withholding required for tax or other purposes and other remunerations and expenses to which its own employees or representatives may be entitled. Notwithstanding the foregoing, such employees or representatives of either party, while on the property of the other party or its designee, shall be at all times subject to the reasonable rules and regulations adopted by such other party with respect to the conduct of its own employees or representatives.

SECTION 4. - DEVELOPMENT WORK COMPENSATION

     4.1 Initial Fee. In consideration of P&U's commitment to develop the Emulsions and the Product in accordance with the terms hereof and the use of P&U's Technology for the development of the Emulsions and the Product, Miravant paid P&U an initial fee of $600,000.

     4.2 Hourly Rates. P&U shall provide the services required to perform the Development Work after the Effective Date at the hourly rates set forth in
Exhibit 2 hereto. It is assumed that all standard laboratory equipment and instrumentation procurement and usage are included in the hourly charge, with the exception of dedicated equipment used solely for the Development Work as provided in Section 4.4 herein.

     4.3 Travel and Supplies. Subject to its prior written approval for travel outside the United States, Miravant shall also reimburse P&U for its actual, reasonable and necessary out-of-pocket travel expenses incurred specifically in connection with providing the services hereunder (exclusive of commuting expenses), including, but not limited to, coach air and ground transportation, reasonable lodging and meals. Miravant shall also reimburse P&U for its out-of-pocket expenses for courier services, outside reproduction services, laboratory chemicals (except the Agent which shall be provided by Miravant pursuant to Section 5.5), other laboratory supplies, and outside analytical or other testing work, and other purchased items which are not presently available at the P&U site and which are required to produce Emulsions for the Development Work (including any replacement items). P&U may, without Miravant's prior approval, procure any item of laboratory or other equipment with a purchase price less than ***** without the prior approval by Miravant, which is required for P&U to perform its obligations hereunder, and is not now available for use at the facility where the equipment is needed. All equipment purchased pursuant to this Section 4.3 by P&U shall be owned by P&U.

     4.4 Purchased Equipment. P&U shall not acquire any laboratory equipment or other item with a purchase price greater than ***** without Miravant's prior consent. Upon receipt of such consent, P&U shall then have the option to purchase such item itself. All such items purchased by P&U shall be owned by P&U, and P&U may charge Miravant for the pro rata allocable depreciation on such equipment based upon five year straight line depreciation. All equipment purchased pursuant to this Section 4.4 by Miravant shall be owned by Miravant. Title to and risk of loss of any equipment purchased under this Section 4.4 shall be in P&U if purchased by P&U, and in Miravant if purchased by Miravant. Miravant may, at its option, furnish P&U the use of any such equipment Miravant possesses or to which it may have access, in which case Miravant shall retain title to and risk of loss of such equipment. P&U shall, upon request by Miravant, plainly mark any equipment owned by Miravant which is in P&U's possession.

***** Confidential Treatment Requested

     4.5 Invoicing. During the Development Work after the Effective Date, P&U shall submit monthly invoices to Miravant which shall include: (a) total hours expended by each person in a category listed on Exhibit 2 for whom reimbursement is sought, and (b) itemized list of all reimbursable expenses. Miravant's payment shall be due thirty (30) days after its receipt of each such invoice, except for amounts that Miravant reasonably disputes. P&U shall maintain accurate records of time charges and travel and equipment expenses, and shall maintain accurate supporting documents to verify all of the foregoing. Such records and documents shall be available for audit by Miravant during normal business hours and on reasonable notice, but not later than the end of the calendar year in which the invoice is rendered.

SECTION 5. - COMMERCIAL SUPPLY

     5.1 Purchase and Sale. During the term of this Agreement, (a) Miravant shall purchase, and P&U shall manufacture and supply, all of Miravant's (and its Affiliates') worldwide requirements of Emulsions containing the Agent for commercial use; and (b) to the extent not purchased by Miravant, Miravant shall cause its licensees to purchase from P&U, and P&U shall manufacture and supply, all of their worldwide requirements of such Emulsions for commercial use. Except as set forth in Section 5.2 below, P&U shall not be obligated to supply more than ***** Units per year of the Product. The Initial Facility will be configured to produce up to ***** Units per year. P&U's main production line will be modified to produce the Product in excess of such quantity. P&U shall not be required to produce the Product for commercial use above such level until ***** further notice from Miravant that its requirements will exceed such level, plus the amount of time required for internal and FDA validation and approval of such modified production facility.

     5.2 Expanded Capacity.

          (a) Miravant's Right to Manufacture. As soon as practicable, Miravant shall notify P&U in writing when it expects its aggregate annual worldwide requirements of Product to exceed ***** Units ("Notice to Expand"). P&U shall then have the right to produce all such additional worldwide requirements of Product if the parties negotiate mutually acceptable terms amending this Agreement (including construction time periods and extension of the term of this Agreement for the construction of a dedicated or multipurpose production line ("Expanded Production Line")). In no event shall P&U be obligated to supply Product manufactured in the Expanded Production Line sooner than ***** after entering into a written agreement with Miravant to construct the Expanded Production Line, plus the amount of time required for internal and FDA validation and approval of such production facility. If the parties fail to agree upon such terms for an Expanded Production Line, (a) P&U shall continue to produce, and Miravant shall continue to purchase, Product from P&U up to ***** Units or such higher quantity as P&U may then commit in writing to provide for so long as this Agreement shall continue pursuant to Section 13; and (b) Miravant shall have the right to manufacture (or have manufactured) its requirements of the Products in excess of the quantity so committed by P&U as provided in Section 5.2(b) below.

          (b) Standby License; Supply of *****. If Miravant elects to manufacture or have manufactured by a third party Miravant's excess requirements for the Product as provided in Section 5.2(a) and if then requested by Miravant, P&U and Miravant shall enter into a separate license agreement providing Miravant with a non-exclusive license (with a right to sublicense as provided below) under the P&U Emulsion Technology to manufacture the Product (the "Standby License Agreement"). The Standby License Agreement shall provide, among other customary terms and conditions, the following: (i) the license grant shall continue indefinitely, subject to termination for breach of such Standby License Agreement; (ii)***** (iii) Miravant may grant to one or more third parties (other than an Emulsion Competitor, unless Miravant terminates under Section 13.2 for a material breach by P&U, in which case there will be no such restrictions) a sublicense under the P&U Emulsion Technology for the purpose of producing the Product and supplying it to Miravant and its Affiliates and licensees. An "Emulsion Competitor" means a third party which, at the time of entering into the applicable licensing arrangement, is manufacturing or selling pharmaceutical emulsion products competitive with those manufactured or sold by P&U or any of its Affiliates. In addition, P&U shall agree to supply its ***** for use in producing the Product; provided, that such ***** is then used in the Product. Such material shall be supplied upon commercially reasonable terms, including a supply price equal to the amount referred to in Exhibit 4 hereto and P&U may not terminate such supply agreement, other than for specified causes to be set forth therein, without providing written notice of at least *****

***** Confidential Treatment Requested

     5.3 Packaging. Unless otherwise specified by Miravant, all Product supplied hereunder shall be in finished dosage form, i.e., packaged, labeled, and suitable for shipment to end users in accordance with the Packaging Specifications.

     5.4 Manufacturing Location. All Product shall be manufactured at the Clayton Facility, except that, at P&U's option, P&U shall have the right to manufacture and supply such Product from one or more production facilities owned by P&U or any of its Affiliates on the following conditions:

          (a) Such other production facility or facilities shall have been approved by the FDA (and, if appropriate, the equivalent governmental authority in the applicable country) for manufacturing the Product;

          (b) Miravant shall have access to such facility and related records to the same extent as it does to the Clayton Facility; and

          (c) The Production Cost will not exceed the Production Cost which would have applied if such Products were manufactured at the Clayton Facility, and there will not be any additional costs for Development Work as a result of using such other facility.

     5.5 Supply of Agent. Within thirty (30) days after submitting any purchase order for the Product, Miravant shall use its best efforts to deliver at no cost to P&U, DDP to P&U's manufacturing plant (INCOTERMS 1990), sufficient quantities of the Agent and other active therapeutic ingredients necessary for P&U to manufacture the Product thereunder. The Agent shall be shipped in containers adequate to prevent losses or breakage from all reasonably expected handling procedures. In the event Miravant is unable to provide the Agent and other active therapeutic ingredients within any such 30 day period, the "lead time" period for the manufacture of the Product referred to in Paragraph 5.1 of
Exhibit 2 hereof under the affected purchase order shall be extended for the period of time P&U is delayed by such inability. Miravant shall retain title to all Agent and other active therapeutic ingredients supplied to P&U. Except as provided in Section 7.5 below, P&U shall bear the risk of loss for such Agent and other active therapeutic ingredients while they are in the care, custody and control of P&U. Such Agent and other active therapeutic ingredients shall meet the specifications therefor.

     5.6 *****

          (a) *****

          (b) *****

          (c) *****

          (d) *****

SECTION 6. - ADDITIONAL TERMS AND CONDITIONS

     6.1 Additional Terms. The supply and purchase of the Product shall be governed by the terms of this Agreement, including the terms and conditions set forth in Exhibit 3.

     6.2 Agreement Governs. The terms and conditions of this Agreement, including all Exhibits hereto, constitute the entire agreement between the parties with respect to all purchase orders issued to P&U for the supply of Product. Acceptance by P&U of Miravant's orders is expressly limited to and conditioned upon acceptance of these terms and conditions, which may not be changed or waived except in a writing signed by the parties. Any additional or inconsistent terms and conditions contained in Miravant's purchase orders or other documents supplied by Miravant or in acknowledgments or other documents supplied by P&U are hereby expressly rejected.

SECTION 7. - COMPENSATION

     7.1 Supply Price. Subject to adjustment as provided in Section 7.3 below, the purchase price for each Unit of Product supplied by P&U during any year for commercial sale ("Supply Price") ***** units annually during the ***** from the Effective Date without a price limitation, and, thereafter, the Supply Price ***** and ***** . The Production Cost shall be determined in the manner described in Exhibit 4 hereto.


***** Confidential Treatment Requested

     7.2  *****

          *****

          *****

     7.3 Adjustments. If P&U can demonstrate its Production Costs have increased due to changes in GMP or other legal requirements or manufacturing methods outside of P&U's control, then the parties will agree on an equitable adjustment to the Supply Price, and if they fail to agree within ***** , it will be resolved as provided in Article 14 hereof.

     7.4 INTENTIONALLY DELETED.

     7.5 Agent Yield. To the extent P&U's consumption of the Agent exceeds the amount permitted by the yield rate determined as provided below, P&U shall credit Miravant for the amount of Miravant's actual costs to procure such excessive consumption of the Agent. After the ***** of commercial production (so long as at least ***** commercial batches of the Product were produced in P&U's Initial Facility), the parties shall determine an appropriate yield rate of the Agent. In making such determination the parties shall apply customary production standards and take into account all relevant factors, including the actual yield losses during such commercial production, likely effect of contemplated changes to the production methods, container size and configuration, and anticipated production schedules. In no event shall such yield rate exceed the lower limit of a ***** confidence interval containing the mean of the actual yields during such commercial production. The parties shall establish reasonable procedures for measuring the actual yields, calculating Miravant's actual costs to procure Agent, adjusting such yield rate to account for the effect of changes to the Specifications, GMP and other legal requirements and other conditions beyond the reasonable control of P&U. The foregoing procedure, including ***** of commercial operation, shall be applied each time the production facility is transferred to a different capacity batch size. All Agent used (including all production losses not resulting from P&U's gross negligence) during each such ***** period shall be Miravant's responsibility.

     7.6 Payment. P&U shall submit invoices upon each shipment for the number of Units so shipped. Miravant shall pay all invoices, plus all proper taxes, freight and other transportation charges stated thereon, within thirty (30) days after its receipt.



***** Confidential Treatment Requested

SECTION 8. - INVENTIONS AND LICENSES

     8.1 P&U Technology. P&U shall retain the entire right, title and interest in all P&U Technology, and except as otherwise provided in Sections 5.2(b) and 13.7, nothing in this Agreement shall give Miravant any ownership or other rights in or to any P&U Technology.

     8.2 Miravant Technology. Miravant shall retain the entire right, title and interest in all Miravant Technology, and nothing in this Agreement shall give P&U any ownership rights in or to any Miravant Technology.

     8.3 Development Technology. Miravant shall own the entire right, title and interest in all Development Technology, whether conceived solely by its employees or consultants or conceived solely by or jointly with employees or consultants of P&U or its Affiliates and employees or consultants. P&U hereby assigns and agrees to assign, and shall cause its Affiliates to assign and agree to assign, to Miravant all right, title and interest in such Development
Technology conceived by employees or consultants of P&U or its Affiliates, either solely or jointly with others.

     8.4 P&U License. Miravant hereby grants and agrees to grant to P&U ***** license to use Miravant's Patents, Know-How and the Development Technology to manufacture Emulsions and the Product exclusively for Miravant (and its licensees and Affiliates) and to perform its other obligations hereunder. Such license shall include the right to grant sublicenses only to P&U Affiliates to the extent necessary for the performance of this Agreement. Miravant also grants and agrees to grant to P&U and its Affiliates an ***** (subject to the confidentiality provisions contained in Section 10 below), worldwide license (with right to sublicense and assign) to use the Development Technology for the manufacture, use and sale of any emulsion product suitable for parenteral nutritional purposes or as a delivery system for compounds other than compounds for photodynamic therapeutic uses.

     8.5 Patent Applications. If a patentable invention embodying Development Technology is conceived in the course of and within the scope of the Development Work and reduced to practice during the term hereof or within ***** thereafter, Miravant shall have the sole right to determine whether to file patent applications covering the invention and shall bear all expenses incurred in connection with the prosecution of all applications and the maintaining of all patents. P&U shall cooperate in the filing and prosecution of any such applications and patents.

     8.6 Patent Infringement.

          (a) Miravant Indemnity. Miravant shall defend and indemnify P&U and its Affiliates from any claims or actions brought against P&U or its Affiliates alleging that the manufacture, use or sale by or for Miravant or P&U of the Product or any Emulsion infringes any claim of any United States or foreign patent or other proprietary right of a third party; provided that Miravant shall have no obligation to so defend or indemnify to the extent such infringement results from the use of P&U Technology or Development Technology invented solely by P&U or its Affiliates, in each case, other than uses where the presence of the Agent causes the infringement. P&U shall have the right to advisory counsel in such action at its own expense. Miravant shall have the right to settle or otherwise terminate said actions; provided, the settlement does not obligate P&U in any way.

          (b) P&U Indemnity. P&U shall defend and indemnify Miravant and its Affiliates from any claims or actions brought against Miravant or its Affiliates alleging that the manufacture, use or sale by or for Miravant or P&U of the Product or any Emulsion manufactured by P&U infringes any claim of any United States or foreign patent or other proprietary right of a third party, to the extent such infringement results only from the use of P&U Technology or Development Technology invented solely by P&U or its Affiliates, in each case, other than uses where the presence of the Agent causes the infringement. Miravant shall have the right to advisory counsel in such action at its own expense. P&U shall have the right to settle or otherwise terminate said actions; provided, the settlement does not obligate Miravant in any way.

SECTION 9. - TRADEMARKS.

     9.1 Trademark Selection. Miravant shall have the sole authority to select and use trademarks for the Product and shall bear all the costs associated with such selection. Miravant shall defend, indemnify and hold P&U harmless from and against all claims, demands, liabilities, damages, costs and expenses (including attorneys' reasonable fees) in respect to the alleged infringement of trademark, trade name or other similar rights of third parties arising out of the sale and marketing of Product by or for Miravant.

***** Confidential Treatment Requested

SECTION 10. - CONFIDENTIALITY

     10.1 Non-Disclosure. Except as otherwise provided in Section 10.2 below, during the duration of this Agreement and thereafter: (a) neither party shall use or disclose to third parties any of the other party's Proprietary Information, and (b) neither party shall use or disclose to third parties, except as permitted by, or reasonably necessary to perform its obligations under, this Agreement, any Development Technology or any Data unless or until it becomes part of the public domain or is lawfully received by the receiving party from a third party under no obligation to the disclosing party with respect thereto, it being expressly understood, however, that Miravant shall be entitled to file patent applications with respect to any inventions embodied in the Development Technology and shall be entitled to license the Development Technology to a third party manufacturer of the Product in accordance with
Section 5.2(b) and 13.7 hereof. Both parties shall take all reasonable steps to minimize the risk of disclosure of any Proprietary Information of the other, including without limitation:

          (i) limiting access to such information to only those employees and consultants approved by the other party whose duties require them to
     possess  same  (which   consultant   approval  shall  not  be  unreasonably
     withheld);

          (ii) requiring such employees and consultants to execute a written agreement obligating such employees or consultants to maintain the confidentiality of the information to at least the same extent as his employer is obligated; copies of such agreements shall be provided to the other party on request;

          (iii) exercising at least the same degree of care that it uses for its own Proprietary Information; and

          (iv)  providing   proper  and  secure  storage  for  the   Proprietary
     Information.

     10.2 Permitted Disclosure. Either party may disclose Proprietary Information of the other pursuant to a lawful request, order or demand of any governmental agency or judicial authority or, to the extent reasonably necessary for a party to perform its obligations hereunder, to any Affiliates or subcontractors; provided, that protective orders or other assurances of confidentiality are received to the extent reasonably available from such agency, authority or third party; and provided, further, that the disclosing party (a) gives the other party notice of the request or order and reasonable time to object, (b) follows any proper instructions of the other party regarding such disclosure or objections; and (c) prior notice of any intended disclosure to such Affiliate or subcontractor which shall have entered into a nondisclosure agreement substantially equivalent to the terms of this Section 10.

     10.3 Duties Upon Termination. Except to the extent reasonably necessary for exercising its rights which survive termination of this Agreement, upon request by the disclosing party after such termination, the receiving party shall return all Proprietary Information of the other in its possession and shall make no further use of such Proprietary Information.

     10.4 Disclosure of Agreement. Any public disclosure of this Agreement, the terms hereof, the transactions contemplated hereby or the results obtained hereunder (including, without limitation, press releases, advertising, governmental filings, discussions with lenders, investment bankers, public officials and the media and other statements made available generally by a party hereto to the public) will be reviewed and consented to by each party prior to such disclosure, and neither party hereto shall disclose the terms of this Agreement to any third party without the prior written consent of the other. Such consents shall not be untimely or unreasonably withheld by either party hereto. In addition, if either party is required to make public disclosure of this Agreement, or of any provision hereof or of the transactions contemplated hereby pursuant to any law, rule or regulation of any government agency, including without limitation the United States Securities and Exchange Commission or any securities exchange on which securities of the disclosing party are then listed, then in each case, the disclosing party shall endeavor to obtain confidential treatment of the Agreement and transactions contemplated hereby to the extent reasonably requested by the other party.

     10.5  Technical  Publication.   No  technical  paper,  abstract,   article,
publication, or announcement of advances generated in connection with the Development Work, whether during the period of performance of this Agreement or thereafter, shall be made by either party without the written consent of the other party.

     10.6 Injunctive Relief. Both parties acknowledge that either party would not have an adequate remedy at law for breach of any of the covenants contained in this Section 10 and hereby consent to the enforcement of same by the non-breaching party by means of temporary or permanent injunction issued by any court having jurisdiction thereof and further agrees that it be entitled to assert any claim it may have for damages resulting from the breach of such covenants in addition to seeking injunctive or other relief.

SECTION 11. - EXCLUSIVITY

     11.1 P&U. P&U agrees that during the term of this Agreement, its services and activities in developing and manufacturing the Emulsions, the Product or ***** shall be exclusive to and only for Miravant, its licensees and Affiliates. Notwithstanding the foregoing, P&U may ***** to any third party.

     11.2 Miravant. Except as otherwise provided herein, Miravant agrees that during the term of this Agreement it shall purchase from P&U all of its (and its Affiliates') worldwide requirements of the Emulsions, and, to the extent not purchased by Miravant, it shall cause its licensees to purchase from P&U all of their worldwide requirements of Emulsions.

SECTION 12. - REPRESENTATIONS AND WARRANTIES

     Each party hereby warrants and represents as follows:

     12.1 It has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. This Agreement and the provisions hereof constitute the valid and legally binding obligations of it and do not require the consent, approval or authorization of any person, public or governmental authority or other entity;

     12.2 The execution and delivery of this Agreement by it, and the performance of its obligations hereunder, are not in violation or breach of, and will not conflict with or constitute a default under, its Certificate of Incorporation or Bylaws, or any material agreement, contract, commitment or obligation to which it is a party or by which it is bound, and will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over it or its assets or properties; and

     12.3 In the case of Miravant only, it represents and warrants that it has the exclusive right to exploit the Agent for all medical uses, and no rights thereto have been granted to any third party.

SECTION 13. - TERMINATION.

     13.1 Term of Agreement.  Unless terminated  earlier as provided in Sections
13.2 through 13.5 or 16.2 below, this Agreement shall continue in full force and effect indefinitely, except that either party may terminate this Agreement upon or after the tenth anniversary of the first commercial sale of the Products, by giving written notice of its intent to so terminate at least ***** prior to the effective date of termination.

     13.2 Termination for Cause. Without prejudice to any other rights it may have hereunder or at law or in equity, either party may terminate this Agreement immediately by written notice to the other party upon the occurrence of any of the following:

          (a) the other party becomes insolvent, an order for relief is entered against the other party under any bankruptcy or insolvency laws or laws of similar import, or fails generally to pay its debts as they become due;

          (b) the other party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it, or its business is placed under attachment, garnishment or other process involving a significant portion of its business;

          (c) the other party fails to maintain operations as a going business for more than twenty days; or

          (d) after sixty days' written notice from the terminating party (which notice shall state the intent to so terminate), the other party fails to remedy any material breach of this Agreement.

     13.3 Termination by P&U. P&U may terminate this Agreement ***** after written notice to Miravant if ***** In either of such events, Miravant and P&U shall meet together within the thirty (30) day notice period to consider the causes for delay and alternatives to termination of this Agreement.

     13.4 Termination by Either Party. Either party may terminate this Agreement upon written notice at any time if: (a) Miravant permanently abandons the further development of Emulsions containing the Agent or the Product, (b) neither party is able to obtain, after expending commercially reasonable efforts in good faith, a stable viable formulation of Emulsion to submit in an NDA; or
(c) Miravant stops sales of Product at any time.

***** Confidential Treatment Requested

     13.5 Right to Withdraw. Miravant may permanently withdraw the Product from the market because such Product: (a) is subject to a recall not involving only isolated lots; (b) is recalled or withdrawn in any country in the world; or (c) is otherwise reasonably believed to have material adverse risks not affecting only isolated lots. If Miravant so withdraws the Product, it shall then have the right to terminate this Agreement.

     13.6 Rights and Duties Upon Termination. Termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by either party prior to the effective date of termination including a purchase order for Product. Without limiting the generality of the foregoing, upon termination of this Agreement after commencement of manufacturing:

          (a) Provided that Miravant provides adequate assurances for payment, P&U shall sell to Miravant at the Supply Price (Miravant shall then have the obligation to purchase) P&U's inventory of Product and/or to return to Miravant its existing inventory of the Agent, in whole or in part, by notice to Miravant within thirty (30) days following termination.

          (b) Upon any termination by Miravant, P&U shall continue to cooperate with Miravant in respect of all requirements of the FDA and this Agreement regarding previously produced Product.

          (c) Upon any termination, both parties shall immediately cease using the other party's Proprietary Information, except as permitted by Sections 8.3, 8.4, and 13.7

     13.7 Miravant License. In the event of termination of this Agreement: (i) by either party under Section 13.1, (ii) by Miravant under Section 13.2, or
(iii) by P&U under Section 13.3, and the request of Miravant, P&U shall grant Miravant a non-exclusive license to practice the P&U Emulsion Technology to manufacture, or have manufactured by a third party (other than an Emulsion Competitor), Emulsions (including the Product). Miravant shall pay P&U a royalty on its Net Sales of Emulsions containing the Agent or the Product for ***** years following termination of this Agreement or for ***** years following the first commercial sale, whichever is later. The royalty per Unit of Product shall be equal to the following percentages of the Product:

          (a) *****, if terminated by P&U under Section 13.1;

               (b) *****, for the ***** following such first commercial sale and ***** for ***** , if terminated by Miravant under Section 13.1 (and no royalty shall be payable on Net Sales after ***** of such first commercial sale);

          (c) *****, if terminated by Miravant under Section 13.2; and

          (d) *****, if terminated by P&U under Section 13.3.

     13.8 Miravant's Books and Records. Miravant shall maintain adequate books and records to verify the calculation and derivation of royalties payable by Miravant. Such books and records shall be available for inspection and audit by P&U and its representatives at reasonable times and on reasonable notice, but not later than the end of the second calendar year after the year in which the records are generated, for the purpose of verifying reports and payments due hereunder. In the event such inspection and audit should show an understatement of the royalties payable by Miravant, Miravant shall promptly pay to P&U any additional amounts due hereunder, and if such understatement should be more than five percent (5%) of the royalties for the respective period, Miravant shall also bear the expenses incurred for said audit.

     13.9 Disagreements. In the event of a disagreement which cannot be resolved in respect of the calculation of the royalties referred to in Section 13.7 herein, the matter shall be submitted for dispute resolution pursuant to Section 14 and at least one neutral arbitrator shall be a certified public accountant.

     13.10  Survival.  The following  Sections  survive any  termination of this
Agreement: 1, 2.4, 4, 5.2(b), 8, 9, 10, 12, 13.6, 13.7, 13.8, 15, and Paragraphs
2, 3, and 12 of Exhibit 2 and any other provisions which by their terms extend beyond termination.

***** Confidential Treatment Requested

SECTION 14. - DISPUTE RESOLUTION

     14.1 Mediation. If a dispute arises under this Agreement which cannot be resolved by the personnel directly involved, either party may invoke the dispute resolution procedure set forth in this Section 14 by giving written notice to the other party, designating an executive officer with appropriate authority to be its representative in negotiations relating to the dispute. Upon receipt of such notice, the other party shall, within ten (10) business days, designate an executive officer with similar authority to be its representative. The designated executive officers shall, following whatever investigation each deems appropriate, promptly enter into discussions concerning the dispute. If the dispute is not resolved as a result of such discussion within 60 days after the date of such notice, either party may commence arbitration as provided in
Section 14.2 below.

     14.2 Arbitration. Subject to the terms of Section 14.1 above, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in Raleigh, North Carolina before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the arbitrators shall have the power to award damages, injunctive relief and reasonable attorneys' fees and expenses to either party in such arbitration. The decision reached by such arbitrators in any such proceeding shall be final and binding upon the parties thereto. The parties shall, however, in addition to the rights provided in Section 10.6, remain free to apply to any competent judicial authority for interim or conservatory measures, even after the transmittal of the file to the aforesaid arbitrators and even if there are no exceptional circumstances.

SECTION 15. - LIMITATION OF LIABILITY

     IN NO EVENT SHALL EITHER PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, including, but not limited to, loss of profits (except for Profit) or revenue, loss of use of any equipment, cost of capital, down time costs, delays, or claims of customers of any of them or other third parties for such or other damages.

SECTION 16. - MISCELLANEOUS

     16.1 Choice of Law. This Agreement shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of North Carolina, excluding its conflicts of law rules.

     16.2 Force Majeure.

          (a) P&U and Miravant shall not be deemed to be in default nor be liable for loss, damage, or for delay in performance, when and to the extent due to causes beyond its reasonable control or from fire, strike, labor difficulties, act or omission of any governmental authority, compliance with governmental regulations, noncompliance with GLP/GMP requirements despite such party's good faith efforts and adherence to procedures consistent with past practice, insurrection or riot, embargo, delays or shortages in transportation.

          (b) Each party agrees to give the other party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected party will be unable fully to perform its obligations hereunder. Each party further agrees to use reasonable efforts to correct the condition as quickly as possible and to give the other party prompt written notice when it is again fully able to perform such obligations. In the event such condition is not corrected within six (6) months from the original notification under this Section 16.2, the party whose performance was not affected by the condition may terminate this Agreement.

          16.3 Notices. All notices, requests, demands, waivers, consents, approvals or other communications to any party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by facsimile transmission or by registered or certified mail, postage prepaid, to its address as shown below:

Miravant:
                  Miravant Medical Technologies
                  7408 Hollister Avenue
                  Santa Barbara, CA 93117
                  Attention:  Dr. Gary S. Kledzik
                  Fax: 805-685-2959

with a copy, in the case of notices expressly provided for in this Agreement, to:

                  Joseph E. Nida
                  Nida & Maloney, P.C.
                  800 Anacapa Street
                  Santa Barbara, CA 93101
                  Fax: (805) 568-1195

P&U:              Pharmacia &Upjohn Inc.
                  8484 U.S. 70 West
                  Clayton, NC 27520
                  Attention:
                  Fax: 919-553-3601

with copies, in the case of notices expressly provided for in this Agreement, to:

                  James F. Farrington, Jr.
                  Wiggin & Dana
                  301 Tresser Blvd.
                  Stamford, CT 06901
                  Fax: (203) 363-7676

or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telegraphed, telexed, or five days after so mailed.

     16.4 Severability. In the event that any provision of this Agreement, which is not a material part of the consideration thereof, shall be found in any jurisdiction to be illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

     16.5 Entire Contract. This instrument states the entire agreement reached between the parties hereto with respect to the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. The failure of either party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.

     16.6 Assignment, Binding Effect. Neither party shall assign this Agreement or any of their respective rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other party (which shall not be unreasonably withheld), and any such attempted assignment without such consent shall be void. Notwithstanding the foregoing, either party shall assign this Agreement to a third party (and shall then be released from all liabilities hereunder arising thereafter) without such consent upon thirty (30) days' prior notice, if such third party (a) acquires (by purchase or merger) all or substantially all of such party's business and assets or, in the case of P&U, the production facility at Clayton, N.C., and substantially all of the P&U's assets relating thereto, (b) assumes all of the obligations of such party hereunder, and (c) Miravant is provided reasonable assurances of performance of all obligations hereunder by the successor to P&U, including, without limitation, protections that include P&U control of analytical methods, a direct supply arrangement for Emulsions between such assignee and P&U or one or more of its Affiliates (to the extent P&U or any of its Affiliates then have any rights under separate agreements with Miravant to sell the Emulsion) and for Emulsion also to be provided to Miravant and other assurances commensurate with the release of liability of P&U as set forth above. In no event shall Miravant so assign this Agreement to a third party which is an Emulsion Competitor at the time of such assignment. No assignment shall be effective until the assignee shall have unconditionally assumed in writing all of the assignor's obligations hereunder and a written notice of such assignment is given to the other party. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and inure to the benefit of P&U, Miravant and their respective successors and permitted assignees.

     16.7 Independent Contractor. Each party shall be and shall endeavor to act as the independent contractor of the other party. Neither party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or in behalf of the other party, except to the extent specifically authorized in writing by the other party. Neither of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.

     16.8 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     16.9 Future Modifications. The parties acknowledge that the non-financial terms hereof relating to the manufacturing of the Product, including delivery, storage, manufacturing method and quality control, are based on the parties' current best estimates of expected conditions, which estimates were derived from laboratory test results and P&U's commercial experience with other fat emulsion products. After filing the first NDA, the parties shall discuss such non-financial terms and appropriate changes as may be reasonably required in view of the actual commercial manufacturing requirements. In no event shall such adjustments apply to Miravant's compensation obligations.



                                        PHARMACIA & UPJOHN CO.



                                        By: /S/
                                            ------------------------------------

                                        Name:  _________________________________

                                        Title:   _______________________________



                                        MIRAVANT MEDICAL TECHNOLOGIES



                                        By: /S/
                                            ------------------------------------

                                        Name:  Gary S. Kledzik

                                        Title: Chairman of the Board and

                                               Chief Executive Officer

                                                                       EXHIBIT 1

                                  DEFINED TERMS



1.1 "Act" means the United States  Federal Food,  Drug & Cosmetic Act (21 U.S.C.
Section 301 et seq.), or any successor act, as the same may be amended from time to time, and the regulations promulgated thereunder.

1.2 "Affiliate" means any person, firm or corporation which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a party, but only so long as such relationship exists. "Control" means the legal or beneficial ownership of more than fifty percent (50%) of the voting or equity interests or the power or right to direct the management and affairs of the business (including acting as the general partner of a limited partnership).

1.3 "Agent" means Miravant's tin ethyl etiopurpurin compound suitable for intravenous administration in a lipid emulsion formulation.

1.4 "Compound" means any photosensitizing agent (other than the Agent), or a derivative or ***** of such photosensitizing agent or the Agent, which Miravant has the right to use and which is suitable for intravenous administration in a lipid emulsion formulation.

1.5 "Data" means all books, records, reports, lab notebooks, charts, graphs, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means and other graphic or written data generated in the performance of the Development Work, including any data required to be maintained pursuant to applicable FDA regulations.

1.6 "Development Technology" means all Inventions, to the extent embodying the composition or manufacture of any Emulsion, conceived or reduced to practice by P&U, Miravant and their respective Affiliates, or any of them, either separately or jointly with one another, during the course of the performance of the Development Work.

1.7 "Development Work" means the program of work previously undertaken by P&U on behalf of Miravant in connection with the development of formulations for Emulsions suitable for intravenous administration of a photodynamic therapeutic compound and the additional work described in Section 2.1.

1.8 "Emulsion" means a lipid emulsion suitable for intravenous administration of the Agent.

1.9 "FDA" means the United States Food and Drug Administration or any successor agency having the administrative authority to regulate the approval for testing or marketing of human pharmaceutical or biological therapeutic products in the United States (or, where appropriate, the equivalent governmental authority in any foreign country).

1.10     "FDA Approval" means approval by the FDA of Miravant's NDA.

1.11 "GLP" means the applicable current good laboratory practices promulgated from time to time by the FDA in accordance with the Act, including those set forth in 21 CFR Part 58.

1.12 "GMP" means the applicable current good manufacturing practices promulgated from time to time by the FDA in accordance with the Act, including those set forth in 21 CFR Parts 210 and 211.

1.13 "IND" means an investigational new drug application submitted to the FDA under 21 CFR 312 for the purpose of conducting clinical investigations of Emulsions containing the Agent (or the equivalent in any foreign country).

1.14 "Invention" means any invention which may be protectable by patents in the country in which the invention was made, whether or not patent applications are filed.

1.14A "Initial Facility" means the small batch production facility at the Clayton Facility used for the production of clinical materials of the Emulsion and which shall be used to produce the initial requirements of the Product, up to ***** Units.

***** Confidential Treatment Requested

1.15 "Know-How" means all inventions (whether or not patentable), trade secrets, technical and other information and data, including, without limitation, formulae; compositions; processes; controls; systems (including QA systems) and procedures; apparatus; correlations; flow sheets; reports; operating, test and performance data; and process, mechanical, material and product specifications.

1.16 "NDA" means a New Drug Application or other premarket approval application to sell the Product, and any supplement or abbreviated application relating thereto, submitted to the FDA by or on behalf of Miravant (or the equivalent in any foreign country).

1.17 "Packaging Specifications" means the packaging, labeling and shipping specifications for the Product determined by Miravant and approved by P&U.

1.18 "Patents" means patents of all countries, including improvement patents, patents of addition, patents of importation, certificates of invention, utility model and design patents, and all reissues, renewals and extensions thereof; and applications for such patents, including original, divisional, continuation and continuation-in-part applications pending before any patent office.

1.19 "Miravant Technology" means all Patents and Know-How owned or licensed by Miravant or any of its Affiliates relating to the composition or manufacture of the Agent and any Compounds, including, to the extent Miravant is permitted to grant a sublicense to P&U, any Patents or Know-How licensed by Miravant from a third party.

1.20 "P&U Technology" means all Patents and Know-How (other than Development Technology) owned or licensed by P&U or any of its Affiliates which: (a) relate to the composition or manufacture of phospholipid, soybean oil or other proprietary raw materials; or (b) are used by P&U to manufacture (including to sterilize) any Emulsion or other emulsion product, including, in each case, to the extent P&U is permitted to grant a sublicense to Miravant, any Patents or Know-How licensed by P&U from a third party (the Patents and Know-How described in subsection (b) are referred to as "P&U Emulsion Technology").

1.21 "Product" means the injectible formulation in final dosage form of the Agent suspended in an Emulsion described in the Product Specifications.

1.22 "Product Specifications" means the specifications for the Product specified by Miravant in its NDA and approved by the FDA and P&U, and any modifications or changes thereto specified by Miravant and approved by the FDA and P&U.

1.23 "Project Leaders" means the individual designated by P&U and the individual designated by Miravant having the authority, obligations and responsibilities referenced in Section 3.2 hereto.

1.24 "Proprietary Information" means all Know-How or other confidential or proprietary information:

     (a) relating to the composition, manufacture or use of the Agent, any Compound, any Emulsion, the Product or P&U's other emulsion products;

     (b) designated in writing by either party as confidential, proprietary or not to be disclosed, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such Know-How or confidential or proprietary information is disclosed by one party to the other; or

     (c) which is orally or visually disclosed (including the observation of process equipment at the Clayton Facility), or is disclosed in writing without an appropriate letter, proprietary stamp or legend, and which: (1) would be apparent to a reasonable person familiar with the pharmaceutical and biotechnology industries that such information is of a confidential or proprietary nature, or (2) the disclosing party, within thirty (30) days after such disclosure, delivers to the recipient a written document or documents describing such information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the recipient to whom such disclosure was made.

Proprietary Information shall not include any Know-How or other confidential or proprietary information which:

         (A) either before or after the date of the disclosure to the receiving party becomes published or generally known to the public through no fault or omission on the part of the receiving party, but such inapplicability applies only after such information is published or becomes generally known;

         (B) was known or used by the receiving party prior to its date of disclosure to the receiving party by the disclosing party, as evidenced by the prior written records of the receiving party;

         (C) either before or after the date of the disclosure to the receiving party is lawfully disclosed to the receiving party by an independent, unaffiliated third party rightfully in possession of the proprietary information; or

         (D) is independently developed by the receiving party without reference to or reliance upon any proprietary information of the disclosing party.

1.25 "Reprocessing" means the performance of any procedures or processes in connection with the manufacture of the Product not normally required in the manufacture of the Product which would require a regulatory submission to the FDA or the initiation of additional stability studies.

1.26 "Specifications" means the Product Specifications and the Packaging Specifications.

1.27 "Unit" means a container having a volume of ***** of Product (emulsion containing ***** of emulsion), or such other volumes as the parties may agree from to time.

1.28 "Other Definitions" The following terms are defined in the indicated Sections of the Agreement:

               Term                               Section

               Clayton Facility                   2.4

               DMF                                2.5

               Initial Facility                   2.2

               Supply Price                       7.1



***** Confidential Treatment Requested

                                                                       EXHIBIT 2



                          DEVELOPMENT WORK COMPENSATION


                                                          1998
         Personnel                                     Hourly Rate

Laboratory Technician                                  $*****
and Junior Scientist

Senior Scientist and                                   $*****
Project Manager

Such rates shall be subject to escalation on *****, and annually thereafter, at a rate not to exceed the percentage increase for the preceding twelve (12) month period in the Consumer Price Index for All Urban Consumers (U.S. South Region) issued by the Bureau of Labor Statistics, or comparable successor index.



***** Confidential Treatment Requested

                                                                       EXHIBIT 3

                          TERMS AND CONDITIONS OF SALE

1. Storage Requirements. P&U shall maintain at all times during the term of this Agreement adequate inventories of all raw materials and packaging components in a quantity sufficient so that delivery of all Product to the marketplace will be made in a timely manner. Such storage requirements shall be limited by the purchase forecasts furnished by Miravant pursuant to Section 5.1 hereof. Unless the parties otherwise agree, P&U shall not be required to store any finished Product after completion of the release tests therefor or at other than room temperature. After successful completion of release testing, P&U has the right to ship the Product ordered by Miravant to Miravant in a commercially reasonable manner.

2. Samples. P&U shall retain at all times during the term of this Agreement samples of each lot of active ingredient and final dosage forms with respect to the Product for time periods which are in accordance with GMP.

3. Product Recalls. In the event (i) any government authority issues a request, directive or order that Product be recalled, (ii) a court of competent jurisdiction orders such a recall or (iii) Miravant reasonably determines after consultation with P&U that Product should be recalled, the parties shall take all appropriate corrective actions. Except to the extent such recall is attributable to P&U's gross negligence or willful misconduct or a breach of P&U's warranties under Section 11.1 hereof, Miravant shall be responsible for the cost of notifying end users and costs associated with shipment of any recalled Product from end users. To the extent such recall is attributable to P&U's gross negligence or willful misconduct or a breach of P&U's warranties under Section 11.1 hereof, P&U shall be responsible for the cost of notifying end users and costs associated with shipment of any recalled Product from end users. P&U and Miravant shall fully cooperate with one another and provide all reasonable assistance in conducting any recall under this Section; provided, that P&U shall have no financial obligation for recall expenses unless any such recall is attributable to P&U under the above conditions.

4. General Obligations of P&U and Miravant.

     4.1 Except as provided in Section 5.5 of the Agreement and Section 8.2 hereof, all other materials required to manufacture, test, package, label and release the Product shall be supplied by P&U.

     4.2 P&U shall manufacture the Product in accordance with, and conduct such quality assurance and other testing which demonstrates that the Product meets, the Specifications and GMP. P&U shall not conduct Reprocessing with respect to the Product without the prior written approval of Miravant. P&U shall not release or distribute any Product to any third party, or use the Product in any way not expressly permitted in the Agreement, except with Miravant's prior written consent.

     4.3 In the event P&U's manufacturing facility is inspected by representatives of any federal, state or local regulatory agency in connection with P&U's manufacture of the Product, P&U shall notify Miravant immediately (by telephone and, if possible, in writing) upon learning of such inspection, and shall supply Miravant with copies of any correspondence or portions of correspondence which relate to the Product. Miravant may send representatives to the manufacturing facility and may participate fully in any portion of such inspection relating to the Product (and shall do so, at P&U's request). In the event P&U receives any regulatory letter or written comments from any federal, state or local regulatory agency in connection with its manufacture of the Product requiring a response or action by P&U, including but not limited to receipt of a Form 483 (Inspectional Observations) or a Warning Letter, Miravant promptly will provide P&U with any data or information required by P&U in preparing any response relating to P&U's manufacture of the Product, and will cooperate fully with P&U in preparing such response. P&U shall provide Miravant with a copy of each such response for Miravant's review prior to submission of the response.

     4.4 Miravant shall promptly notify P&U of, and shall provide P&U with copies of, any correspondence and other documentation received or prepared by Miravant in connection with any of the following events: (1) receipt of a regulatory letter from the FDA in connection with the manufacture of the Product; (2) any recall of the Product; (3) the withdrawal of the Product from the market; (4) any change in Miravant's formulation of, or manufacturing process for, the Agent, (5) any change in Miravant's labeling for the Product;
(6) any regulatory comments relating to the manufacture of the Product requiring a response or action by Miravant.

     4.5 Miravant shall maintain complaint files in accordance with GMP regulations. P&U shall promptly provide to Miravant copies of all complaints received with respect to the Product as well as responses sent, if any. Miravant shall promptly provide P&U with copies of any complaints relating to the manufacture of the Product received by Miravant. Miravant shall have responsibility for reporting all complaints relating to the Product, including complaints relating to the manufacture of the Product, to the FDA.

     4.6 P&U shall maintain all manufacturing and analytical records, all records of shipments of the Product from P&U, and all validation data relating to the Product for the time periods required by applicable laws and regulations and shall make such data available to the FDA upon Miravant's request or if required by law.

5. Orders.

     5.1 Forecasts. Beginning with the first day of the quarter following the quarter in which Miravant's NDA for the Product is approved, Miravant shall provide quarterly its estimated forecast of requirements for the Product for each of the ***** following the end of the quarter in which such forecast is submitted (each a "Forecast"). The monthly sales quantities shown in the Forecast for the ***** shall be considered a firm purchase order. All Forecasts under this Agreement and updates thereof for any period after the ***** shall be for the sole purpose of assisting P&U in its planning and will not constitute an obligation of Miravant to purchase the quantities of Product indicated; provided, however, that the total quantity of Product ordered by Miravant in any quarter shall not exceed Miravant's most recent estimated quantity by more than ***** without P&U's prior written consent. Miravant and P&U shall each cooperate to attempt to meet each others needs in connection with the manufacture and supply of Product for Miravant's launch and the months following FDA Approval before the Forecasts are applicable. As soon as practicable, P&U and Miravant shall agree upon actual delivery times based upon scheduling and production results determined during the Development Work.

     5.2 Purchase Orders. Except to the extent the parties may otherwise agree with respect to a particular shipment, the Product shall be ordered by Miravant pursuant to written purchase orders, which shall be sent to P&U with not less than the number of days "lead time" prior to delivery dates agreed on by the parties for delivery times based on scheduling and production results determined during the Development Work, as provided in Section 5.1 above. Subject to
Section 5.1, upon receipt of each purchase order hereunder, P&U shall supply the Product, in such quantities and within the time period specified in such purchase order. During the period of time that the Initial Facility is used for commercial use, P&U may produce up to ***** Units in each production run of up to ***** duration. Miravant's order requirements shall be subject to such production limits. When the Initial Facility is modified or another production line or facility is used to produce larger quantities (as described in Section
5.1 of the Agreement), the parties shall establish other production limits to allow efficient utilization of such larger facility.

     5.3 Emergency Orders. In the event Miravant experiences an emergency backorder or other emergency situation, Miravant may place one or more purchase orders for amounts of Product exceeding the amounts P&U would otherwise be obligated to supply under this Agreement, or specifying a "lead time" of less than the "lead time" agreed to by the parties pursuant to Section 5.1 hereof. P&U shall use all reasonable efforts to accommodate such emergency purchase orders according to their terms; and in the event P&U does supply Product in accordance with the terms of such an emergency purchase order, any additional costs incurred and documented by P&U in connection with the filling of such emergency purchase order shall be reimbursed by Miravant.

6. Shipment. Product shall be shipped in the manner and to the location specified by Miravant. All Products shall be delivered Ex Works Clayton Facility (INCOTERMS 1990), or as otherwise agreed to by the parties.

7. Claims.

     7.1 In the event that any of the Product delivered to Miravant by P&U shall fail to conform with the permissible quantity requirements of any purchase order or warranties set forth in Section 11.1 hereof, Miravant shall be entitled to reject such Product by giving written notice to P&U within thirty (30) days after Miravant's receipt of such Product. Any notice given hereunder shall specify the manner in which the Product fails to conform to such quantity requirements or warranties. If it is determined that the nonconformity (i) is due to damage to the Product caused by (a) Miravant or (b) any carrier, or (ii) results from the Agent supplied by Miravant, P&U shall have no liability to Miravant with respect thereto. If such nonconformity is caused in any other manner, P&U shall credit Miravant's account for the price invoiced for such nonconforming Products and Miravant's cost for the Agent supplied therefor. If payment therefor has previously been made by Miravant, P&U shall at Miravant's option pay Miravant the amount of such credit or offset the amount thereof against other amounts then due P&U. Except to the extent otherwise specified in Sections 11.1 and 12.1 hereof, the foregoing remedy constitutes the exclusive remedy against P&U, and the entire liability of P&U in connection with any shipment.

     7.2 In any case where Miravant expects to make a claim against P&U with respect to nonconforming Product, Miravant shall not dispose of such Product without written authorization and instructions of P&U either to dispose of the Product or to return the Product to P&U.

***** Confidential Treatment Requested

8. Packaging.

     8.1 Containers. P&U shall supply containers meeting FDA requirements and Packaging Specifications for each Unit of Product, which Product shall be filled into these containers and appropriately sterilized and packaged for shipment to Miravant pursuant to GMP and the Packaging Specifications.

     8.2 Labels. Miravant shall supply in a timely manner all necessary labels (or label copy for procurement of labels by P&U) and package inserts for the containers for each Unit of Product as well as for the shipping container, which labels and package inserts shall comply with applicable FDA requirements and shall be the only labels and package inserts used by P&U for Product. All labels and labeling produced by P&U, including in terms of packaging layout, design and color, shall be consistent with artwork supplied or approved by Miravant and P&U shall comply with Miravant's requirements concerning labels and labeling; provided, however, that Miravant shall consider in good faith any requests by P&U as to physical dimensions and specifications relating to the methods of handling and affixing on containers. In no event shall P&U be responsible for the content of any label or otherwise liable for any failure to supply adequate warnings or to comply with the requirements of 21 CFR Part 201 relating to the content of labels or package inserts.

9. Taxes. The actual amount of sales, use, excise, value-added and similar taxes levied upon the transfer of Product to Miravant are payable by Miravant. Any such tax may be contested with any assessing governmental authority so long as Miravant agrees in advance to indemnify P&U therefor. Property, franchise, and other business privilege-type taxes are not reimbursable by Miravant, except as they may be a component of overhead. P&U shall pay any taxes imposed by a government on the income resulting from the sale of Product or the receipt of payments from Miravant hereunder, including but not limited to gross income, adjusted gross income, supplemental net income, gross receipts, excess profits taxes or other similar taxes.

10. Late Payments. If payments are not made within thirty (30) days after the date when due, unless contested in good faith, Miravant shall pay, in addition to the overdue payment, a late charge equal to the lesser of 1-1/2% per month or the highest applicable rate allowed by law on all such overdue amounts. If, in the reasonable judgment of P&U, the financial condition of Miravant at any time does not justify continuation of such terms of payment, P&U may demand full or partial payment in advance.

11. Product Warranty.

     11.1 Product Warranty. P&U warrants that the Product, at the time of shipment to Miravant, (a) will comply with the Specifications; and (b) will not be products that have been adulterated within the meaning of the Act, or any applicable state or local law substantially similar to the Act. Product sold hereunder shall have been manufactured, packaged, labeled, stored and shipped in conformity with all applicable GMP requirements and with the Specifications; and Product sold hereunder shall have been manufactured, packaged and stored in facilities which are approved by the FDA at the time of such manufacture, packaging and storage, to the extent such approval is required by law. The foregoing warranties shall not apply to any Product to the extent the nonconformity or adulteration results from the Agent or other materials provided by Miravant or was manufactured, packaged, labeled, stored and shipped in accordance with practices or other specifications stipulated by Miravant. Title to all Product sold hereunder shall pass to Miravant as provided herein free and clear of any security interest, lien or other encumbrance.

     11.2 Remedy. Should any failure to conform with the foregoing warranties appear prior to the expiration date of the Product, and if given prompt written notice by Miravant, P&U shall correct such nonconformity by, at its option, (1) replacing promptly the nonconforming Product or (2) refunding promptly the payments by Miravant for such nonconforming Product.

     11.3 Exclusive Warranties and Remedies.

          (a) No Other Warranties. Except as expressly provided for in Section 11.1, P&U makes no representations or warranties of any nature whatsoever with respect to the Product, any Emulsions or other materials supplied hereunder by it to Miravant or its licensees or Affiliates, and ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY PHARMACIA AND ITS AFFILIATES AND THEIR SUBCONTRACTORS.

          (b)  Exclusive  Remedy.  Except as  otherwise  expressly  provided  in
     Section 12.1, correction of nonconformities in the manner and for the period of time provided in Section 11.2 shall be the exclusive remedy and shall constitute fulfillment of all obligations to Miravant, its Affiliates and other purchasers of Product directly or indirectly from P&U, its Affiliates and their subcontractors (including any liability for direct, indirect, special, incidental or consequential damages), whether in warranty, contract, negligence, tort, strict liability, or otherwise with respect to any nonconformance of or defect or deficiency in the Product or other materials supplied hereunder by P&U or its Affiliates.

12. Indemnification.

     12.1 Indemnification by P&U. Subject to Miravant's compliance with its obligations set forth in Section 12.4 below, P&U agrees to indemnify, defend and hold Miravant and its Affiliates, their shareholders, directors, officers, employees and agents harmless from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys' fees and other costs of defense) (collectively "Losses") attributable to, or arising out of, any claim, lawsuit or other action by a third party for personal injury or property damage to the extent caused by a breach of any P&U warranty or representation hereunder or the gross negligence or willful misconduct of P&U in the manufacture of the Product or any Emulsion.

     12.2 Indemnification by Miravant. Subject to P&U's compliance with its obligations set forth in Section 12.4 below, Miravant agrees to indemnify, defend and hold P&U and its Affiliates, their shareholders, directors, officers, employees and agents harmless from and against any and all Losses attributable to, or arising out of (a) any claim, lawsuit or other action by a third party for personal injury or property damage, arising out of or connected with the use or sale of the Product or an Emulsion (except for Losses caused by P&U's gross negligence or willful misconduct in the manufacture of the Product or Emulsion),
(b) Miravant's negligence or willful misconduct, or (c) breach of any Miravant representation or warranty hereunder.

     12.3 Employees. Except as otherwise provided in Section 12.1 or 12.2, each party shall indemnify and hold the other party harmless, and hereby forever releases and discharges the other party, from and against all claims, demands, liabilities, damages and expenses (including reasonable attorney's fees) arising out of personal injury (including death) or property damage incurred or suffered by the indemnifying party, its Affiliates, contractors or their employees (regular or contract) arising out of or in connection with the work performed hereunder, except to the extent caused by the sole negligence of such other party, its employees or agents.

     12.4 Notice and Assistance. A party (the "indemnitee") which intends to claim indemnification under this Section 12 shall promptly notify the other party (the "indemnitor") in writing of any action, claim or other matter in respect of which the indemnitee or any of its employees or agents intend to claim such indemnification. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such action, claim or other matter and agrees to the complete control of such defense or settlement by the indemnitor; provided, however, that such settlement does not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or other matter shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein.

     12.5 Unenforceability. The foregoing indemnity obligations of this Section 12 shall not be deemed to extend to any type of claim, act or omission by P&U or Miravant for which the indemnity obligation would be void, unenforceable or otherwise not permitted by applicable law, and if any are deemed to so extend, it shall be interpreted and restricted to the extent to which it is permitted by applicable law.

13. Compliance with Law.

     13.1 Scope. P&U and Miravant shall comply with all applicable federal, state and local laws, regulations and executive orders insofar as applicable to the performance of their respective obligations hereunder. Notwithstanding the foregoing, Miravant shall be solely responsible for compliance with all applicable regulatory requirements relating to the registration, advertising, sale, adverse reaction reporting and other activities concerning the Product, including, but not limited to, compliance with applicable FDA and other regulatory authorities' requirements; provided, that P&U shall comply with applicable GLP/GMP requirements as provided in Section 2.1 of the Agreement and
Section 12.1 hereof.

     13.2 Assistance by Miravant. Miravant and P&U shall furnish each other reasonable assistance for compliance with Section 13.1 above to the extent such compliance involves the composition, toxicity, safety and other chemical or physical characteristics of the Agent or any Emulsion, including, but not limited to, furnishing to the extent reasonably available to it, the technical data required by all environmental, health, safety and fire laws.

14. Insurance.

     14.1 Scope. Both parties shall maintain insurance during the term of this Agreement with policy limits and coverage as are customary in the respective party's business and reasonably adequate to cover all perils customarily protected against in performing their respective obligations hereunder or while visiting any facility in connection with this Agreement. Subject to reasonable self-insurance limits, such insurance shall include the following minimum coverage and policy limits: (a) Workers' Compensation in accordance with all applicable statutory requirements; (b) Employer's Liability in an amount not less than *****; (c) Comprehensive General Liability, including Independent Contractor's Liability, Contractual Liability and Products - Completed Operations Liability, as well as coverage on all equipment (other than motor vehicles licensed for highway use) owned, hired or used in performance of this Agreement in an amount not less than ***** combined single limit; and (d) Automobile Liability, covering all motor vehicles owned, hired or used, in an amount not less than ***** bodily injury and property damage combined single limit each occurrence; provided, that the limit of the insurance referred to in clause (c) may be ***** prior to commencing *****. In the event such insurance or the specified limits thereof are not commercially available at reasonable premiums, the parties shall discuss alternate forms of protection and shall not withhold consent to any reasonable alternative.

     14.2 Evidence of Insurance. Both parties shall furnish the other party certificates of insurance evidencing the foregoing coverage, which certificates shall provide: (a) that the insurer will provide thirty days' written notice prior to any cancellation; and (b) without limiting either party's indemnity obligations hereunder, that the other party shall be named as an additional insured for the original insured's acts or omissions.


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                                                                       EXHIBIT 4
*****

(b)  Accounting Standards and Procedures.

     (1) Except as otherwise stated herein, the Production Cost shall be determined in accordance with generally accepted cost accounting principles applied on a consistent basis in the country of manufacture. *****, the parties shall determine the variance between the aggregate of the actual Production Cost and the aggregate Production Cost paid by Miravant for Product purchased during such year. If such variance is positive, Miravant shall pay such amount within thirty days of receipt of invoice; and if such variance is negative, P&U shall issue Miravant a credit. Production Cost for the succeeding ***** shall be based on the actual Production Cost ***** with appropriate standard cost adjustments for Miravant's purchase forecasts, planned manufacturing efficiencies, and expected cost variations in raw materials, labor and overhead.

     (2) Any method of allocating a particular cost under this Agreement shall be consistent with the method of allocating that cost for any other product manufactured at that same location. For any materials which are purchased by P&U for both its own products and for Product, except with respect to emulsifier and other materials manufactured by P&U or any of its Affiliates, the cost to Miravant shall not be more than for P&U's own products.

     (3) As used herein, "cost" for purchased materials or services means the actual amount paid therefor including the benefit of any price reductions, payment or terms discounts, or other reimbursements, such as volume discounts, which may be applicable to such purchases by any arrangement with the supplier.

     (4) In no event shall reimbursement for costs or overhead be duplicated in any manner.

     (5) Overhead shall be allocated in a manner consistent with similar Clayton Facility products and in accordance with generally accepted cost accounting methods applied on a consistent basis.

(c) Books and Records. P&U shall maintain adequate books and records to verify the calculation and derivation of Production Cost. Such books and records shall be available for inspection and audit by Miravant and its representatives at reasonable times and on reasonable notice, but not later than the end of the second calendar year after the year in which the records are generated, for the purpose of verifying reports and payments due hereunder. In the event such inspection and audit should show an variance with the Production Cost actually paid by Miravant, such variance shall be paid promptly by payments by P&U or Miravant, as the case many be, and if such variance should be more than five percent (5%) of the aggregate Production Costs paid during the respective period, P&U shall also bear the expenses incurred for said audit.


***** Confidential Treatment Requested

                                                                       EXHIBIT 5

*****




***** Confidential Treatment Requested